Exhibit 10.O

SEVENTH AMENDMENT TO

THE FINOVA GROUP INC. PENSION PLAN

WHEREAS, The FINOVA Group Inc. Pension Plan (hereinafter called the “Plan”) became effective as of March 18, 1992, as the GFC Financial Corporation Retirement Income Plan; and

WHEREAS, the Plan was amended and restated generally effective January 1, 1995, and was renamed The FINOVA Group Inc. Pension Plan as of February 1, 1995; and

WHEREAS, under Article X of the Plan, The FINOVA Group Inc. (formerly known as GFC Financial Corporation) (hereinafter called the “Employer”) has reserved the right to amend or terminate the Plan in whole or in part at any time and from time to time, subject to certain restrictions set forth in the Plan;

NOW THEREFORE, by resolution of the Board of Directors, the Employer has terminated the Plan as of December 31, 2004, and deems it advisable to amend the Plan to reflect its termination.

In order to add Section 3.3(f) to Article 3, to delete Section 6.4(e) and add a new 6.5(c) changing former 6.5(c)-(e) to 6.5(d)-(f) to Article VI, and to add 10.2(b) to Article X of the existing plan, pages 3.3-3.8 of Article III, pages 6.8-6.21 of Article VI, and Article X in its entirety are removed and replaced by the attached replacement pages, which are incorporated herein by this reference.

The terms used in this Seventh Amendment, which are defined in the Plan, shall have the same meaning given to such terms in the Plan.

Except as modified by this Seventh Amendment, the Plan and all amendments thereto shall be read, taken and construed as one and the same document.

DATED this 7th day of December, 2005.

THE FINOVA GROUP INC.

/s/ Philip A. Donnelly
By: Philip A. Donnelly
Title: SVP General Counsel & Secretary

THE FINOVA GROUP INC. PENSION COMMITTEE

/s/ Richard A. Ross
By: Richard A. Ross
Title: SVP Chief Financial Officer & Treasurer